Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-134014, 333-132008, 333-124900, 333-118646, 333-118647, 333-99337, 333-68387, 333-48969, 333-35193, 333-24621, 33-90976, and 33-74780 on Form S-8 of our reports dated February 27, 2008, relating to the financial statements and financial statement schedules of Health Net Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Health Net, Inc.’s adoption as of January 1, 2007 of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting For Uncertainty in Income Taxes, and to the Company’s change in its method of accounting for share-based compensation in 2006 upon adoption of FASB Statement No. 123(R), Share-Based Payment), and the effectiveness of Health Net, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Health Net, Inc. for the year ended December 31, 2007.

/s/ Deloitte & Touche, LLP

Los Angeles, California

February 27, 2008